Exhibit 99.1
January 20, 2022

Fellow shareholders,

We achieved several milestones in 2021: we had the biggest TV show of the year (Squid Game), our two biggest film releases of all time (Red Notice and Don’t Look Up) and Netflix was the most Emmy-winning and most nominated TV network and the most Oscar-winning and nominated movie studio of 2021. Full year revenue of $30 billion grew 19% year over year while operating income of $6.2 billion rose 35% year over year. We finished Q4 with 222m paid memberships (with 8.3m paid net adds in Q4). Even in a world of uncertainty and increasing competition, we’re optimistic about our long-term growth prospects as streaming supplants linear entertainment around the world. We're continually improving Netflix so that we can please our members, grow our share of leisure time and lead in this transition. Our summary results and forecast are below.

(in millions except per share data)	Q4'20	Q1'21	Q2'21	Q3'21	Q4'21	Q1'22 Forecast
Revenue	$6,644	$7,163	$7,342	$7,483	$7,709	$7,903
Y/Y % Growth	21.5%	24.2%	19.4%	16.3%	16.0%	10.3%
Operating Income	$954	$1,960	$1,848	$1,755	$632	$1,765
Operating Margin	14.4%	27.4%	25.2%	23.5%	8.2%	22.3%
Net Income	$542	$1,707	$1,353	$1,449	$607	$1,304
Diluted EPS	$1.19	$3.75	$2.97	$3.19	$1.33	$2.86

Global Streaming Paid Memberships	203.66	207.64	209.18	213.56	221.84	224.34
Y/Y % Growth	21.9%	13.6%	8.4%	9.4%	8.9%	8.0%
Global Streaming Paid Net Additions	8.51	3.98	1.54	4.38	8.28	2.50

Net cash provided by (used in) operating activities	$(138)	$777	$(64)	$82	$(403)
Free Cash Flow*	$(284)	$692	$(175)	$(106)	$(569)
Shares (FD)	455.3	455.6	455.1	454.9	455.8
Note: Figures are consolidated, including DVD.
* Free cash flow represents Net Cash provided by (used in) operating activities less purchases of property and equipment and change in other assets.

1

Q4 Results and Q1 Forecast
Revenue in Q4’21 grew 16% year over year with a 9% increase in average paid memberships. ARM1 rose 7% year over year on both a reported and foreign exchange (F/X) neutral basis, two percentage points faster than Q3’21 (ex-F/X). Operating margin for Q4 amounted to 8%, a six percentage point decrease vs. the year ago period. The decline in operating margin was expected given our large content slate in Q4 this year. Operating margin was above our beginning of quarter forecast of 6.5% due to slightly lower than forecasted content spend. As a result, our full year operating margin was 21% vs. 18% in 2020, above our 20% guidance forecast. EPS in Q4 of $1.33 vs. $1.19 a year ago included a $104m non-cash unrealized gain from FX remeasurement on our Euro denominated debt.
We slightly over-forecasted paid net adds in Q4 (8.3m actual compared to the 8.5m paid net adds in both the year ago quarter and our beginning of quarter projection). For the full year 2021, paid net adds totaled 18m vs 37m in 2020. Our service continues to grow globally, with more than 90% of our paid net adds in 2021 coming from outside the UCAN region.
Nonetheless, our UCAN region added 1.2m paid memberships in Q4’21 (vs. 0.9m last year), marking our strongest quarter of member growth in this region since the early days of COVID-19 in 2020. In APAC, we increased paid memberships by 2.6m (vs. 2.0m in the year ago quarter) with strong growth in both Japan and India. EMEA was our largest contributor to paid net adds in Q4 (3.5m vs. 4.5m in the prior year period) and the region delivered record quarterly revenue, exceeding $2.5 billion for the first time. LATAM paid net adds totaled 1.0m vs. 1.2m last year.
As a reminder, the quarterly guidance we provide is our actual internal forecast at the time we report. That means in some quarters our results will be high relative to our guidance forecast and in others it will be low, as can be seen in the chart below. As our membership base continues to grow, there will naturally be more volatility in our absolute paid net adds performance vs. forecast.
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1 ARM (Average Revenue per Membership) is defined as streaming revenue divided by the average number of streaming paid memberships divided by the number of months in the period. These figures do not include sales taxes or VAT.

2

For Q1’22, we forecast paid net adds of 2.5m vs. 4.0m in the year ago quarter. Our guidance reflects a more back-end weighted content slate in Q1’22 (for example, Bridgerton S2 and our new original film The Adam Project will both be launching in March). In addition, while retention and engagement remain healthy, acquisition growth has not yet re-accelerated to pre-Covid levels. We think this may be due to several factors including the ongoing Covid overhang and macro-economic hardship in several parts of the world like LATAM.
For 2022, we are currently targeting an operating margin of 19%-20% (assuming no material swings in foreign currency from current levels). Our operating margin outlook is driven by two main factors. First, as seen in the chart below, we delivered above the three percentage point annual linear progression over the past two years (average of four percentage points per year).
Second, the US dollar has strengthened meaningfully2 against most other currencies. With ~60% of our revenue outside of the US due to our international success, we estimate that the US dollar’s appreciation over the past six months has cost us roughly $1 billion in expected 2022 revenue (as a reminder, we don’t hedge). With the vast majority of our expenses in US dollars, this translates into an estimated two percentage point negative impact on our 2022 operating margin.
As we have written in the past, over the medium term we believe we can adjust our pricing and cost structure for a stronger US dollar world. In the near term, we want to continue to invest appropriately in our business and don’t want to over-react to F/X fluctuations to the detriment of our long term growth. There is no change to our goal of steadily growing our operating margin at an average increase of three percentage points per year over any few year period.

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2 https://fred.stlouisfed.org/graph/fredgraph.png?g=L0NU

3

Content
Our Q4 content slate epitomizes what we strive for: a wide variety of quality TV series and films. We had a number of big hits in Q4. We released new seasons of returning shows like The Witcher (484 million hours viewed3), You (468m hours viewed), Emily in Paris (287 million hours viewed) and on December 31, Cobra Kai (274m hours viewed*), as well as the critically acclaimed limited series Maid (469m hours viewed). The dystopian Korean thriller Squid Game - a late Q3 release that broke through globally early in Q4 - generated 1.65 billion hours viewed in its first four weeks and is now our biggest TV season ever. The fourth quarter also featured the conclusion to one of our most popular shows - La Casa de Papel aka Money Heist (6.7 billion hours viewed over its lifetime). We’re excited to expand the LCDP universe with our Korean adaptation, Money Heist: Korea - Joint Economic Area5, launching later this year.
Over the years, we’ve learned that big hits can come from anywhere in the world (with great subtitles and dubbing), as we’ve seen with La Casa de Papel, Squid Game, and Lupin to name just a few. But our goal with non-English originals is to first and foremost thrill audiences in their home country. And in the quarter, we saw big local viewing for titles such as Love is Blind Brazil, My Name from Korea, super hero film Minnal Murali from India and Danish thriller The Chestnut Man.
Film is incredibly important for our members, which is why our ambition has always been to work with the world’s best filmmakers and stars to create a wide variety of quality movies. We took a large step forward in Q4 on this front with our biggest film slate ever. Our blockbuster Red Notice (starring Dwayne Johnson, Gal Gadot, and Ryan Reynolds) quickly became our most popular movie launch of all-time with 364 million hours viewed in its first four weeks. Other hits this quarter include The Unforgivable, starring Sandra Bullock (215m hours viewed), Army of the Dead prequel Army of Thieves (158m hours viewed), feel-good holiday romcom Love Hard with Jimmy O. Yang and Nina Dobrev (134m hours viewed),
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3 Hours viewed data is based on the first 28 days of release. For titles released less than 28 days (denoted with an asterisk), data is from the launch date through January 18, 2022. As a reminder, we publish weekly our top titles based on hours viewed at Netflix Top 104.
4 https://top10.netflix.com/
5 https://www.youtube.com/watch?v=3SSxoTD-7zI

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animated feature Back to the Outback (105m hours viewed) and The Harder They Fall (122m hours viewed). On Christmas Eve, we released the star-studded satire Don’t Look Up (featuring Leonardo DiCaprio, Jennifer Lawrence, Rob Morgan, Jonah Hill, Timothée Chalamet, Tyler Perry and Meryl Streep), which is already our second most popular film ever with 353m* hours viewed.
Overall in 2021, Netflix series accounted for six out of the 10 most searched shows globally while our films represented two of the top 10.
In November we debuted our mobile games experience globally on Android and iOS. Members can now discover and launch games from within the Netflix mobile app. Since launch, we released an additional five games, bringing the total to ten for 2021. It’s still very early days but we’re pleased with our progress. In 2022, we’ll expand our portfolio of games across both casual and core gaming genres as we continue to program a breadth of game types to learn what our members enjoy most.
Marketing & Communications
One of our goals with marketing is to help drive conversation about and passion for our titles. We know that Netflix fans want to dive deeper into what they watch with behind-the-scenes details, interviews, and updates. To make it easier and more engaging for our fans, we’ve launched the site Tudum6 (named after our “sonic logo”) as a home for extending stories and conversation and further building fandom for our TV shows and films.
Product & Pricing
Netflix offers a wide variety of TV shows and films to its members, which we know they value. We also work hard to make it easy for members to access this content. For instance, in October, we introduced voice-driven Play Something, first on Amazon Fire TV devices (TVs, sticks, and set top boxes). Now, members can simply say “Play Something on Netflix” or “Play a movie on Netflix” and playback will start regardless of whether you are browsing Netflix or another service. If they don’t like what’s playing, simply saying “play something else” or “next” will play the next title in the list. Voice-driven Play Something makes choosing effectively effortless.
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6 https://www.netflix.com/tudum

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In December, we lowered our prices7 in India across all four plans. India is fairly unique because pay TV pricing is very low. We believe these new prices will make Netflix more accessible to a broader swath of the population - strengthening our value perception. Our goal is to maximize long term revenue in each of our markets.
Competition
Consumers have always had many choices when it comes to their entertainment time - competition that has only intensified over the last 24 months as entertainment companies all around the world develop their own streaming offering. While this added competition may be affecting our marginal growth some, we continue to grow in every country and region in which these new streaming alternatives have launched. This reinforces our view that the greatest opportunity in entertainment is the transition from linear to streaming and that with under 10% of total TV screen time in the US, our biggest market, Netflix has tremendous room for growth if we can continue to improve our service.
Cash Flow and Capital Structure
Net cash generated by operating activities in Q4 was -$403 million vs. -$138 million in the prior year period. Free cash flow (FCF)8 for the quarter was -$569 million vs. -$284 million in Q4‘20. For the full year 2021, FCF amounted to -$159 million, in-line with our expectation for “approximately break-even.”
We didn’t engage in share repurchases in Q4 as we funded our acquisition of the Roald Dahl Story Company from cash on hand during the quarter.
We anticipate being free cash flow positive for the full year 2022 and beyond. As a reminder, we prioritize our cash to reinvest in our core business and to fund new growth opportunities like gaming, followed by selective acquisitions. We’re also targeting $10-$15 billion of gross debt. We finished Q4 with gross debt of $15.5 billion and we’ll pay down $700 million of our senior notes due in Q1’22. After satisfying those uses of cash, excess cash above our minimum cash levels will be returned to shareholders via stock repurchases.
Environmental, Social, and Governance (ESG)
While our current governance structure has served our shareholders extraordinarily well with a sustained period of substantial growth, we’ve clearly proven our business model: streaming is now an established business, we’re self-funding and expect sustained positive free cash flow, and we’ve substantially scaled our revenues, operating profit and margin. So the Netflix Board has decided to evolve to a more standard large-cap governance structure and will recommend several changes at our next annual meeting. These include declassifying our board, removing supermajority voting provisions in our charter and bylaws, and enabling shareholders to call special meetings. We will also change the voting standard for our directors in uncontested elections.

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7 https://about.netflix.com/en/news/netflix-for-all-now-at-happy-new-prices
8 For a reconciliation of free cash flow to net cash provided by (used in) operating activities, please refer to the reconciliation in tabular form on the attached unaudited financial statements and the footnotes thereto.

6

Long Term Stock Price Performance
In each January investor letter, we provide an update on our long term stock performance. We continue to manage our business for the long term and under the belief that pleasing our members will lead to strong value creation for our fellow shareholders. We thank our equity and debt investors for their trust and for coming along with us on our journey to build one of the world’s leading entertainment companies.

	Annualized Performance (%)*
	1 Year	3 Year	5 Year	10 Year	Since IPO
NFLX	11%	31%	37%	51%	38%
S&P 500	29%	26%	18%	17%	10%
NASDAQ	22%	34%	25%	21%	13%

	Cumulative Return (%)*
	1 Year	3 Year	5 Year	10 Year	Since IPO
NFLX	11%	125%	387%	5,985%	56,128%
S&P 500	29%	100%	133%	362%	548%
NASDAQ	22%	142%	206%	576%	1,052%
*As of 12/31/21. Source: Bloomberg and Google Finance. For NFLX, based on IPO price, split adjusted. IPO was May 22, 2002. Total Shareholder Returns basis.
Reference
Our eight most recent investor letters are: October 2021,9 July 2021,10 April 2021,11 January 2021,12 October 2020,13 July 2020,14 April 2020,15 January 2020.16

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9 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q3/FINAL-Q3-21-Shareholder-Letter.pdf
10 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q2/FINAL-Q2-21-Shareholder-Letter.pdf
11 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q1/FINAL-Q1-21-Shareholder-Letter.pdf
12 https://s22.q4cdn.com/959853165/files/doc_financials/2020/q4/FINAL-Q420-Shareholder-Letter.pdf
13 https://s22.q4cdn.com/959853165/files/doc_financials/2020/q3/FINAL-Q3-20-Shareholder-Letter.pdf
14 https://s22.q4cdn.com/959853165/files/doc_financials/2020/q2/FINAL-Q2-20-Shareholder-Letter-V3-with-Tables.pdf
15 https://s22.q4cdn.com/959853165/files/doc_financials/2020/q1/updated/FINAL-Q1-20-Shareholder-Letter.pdf
16 https://s22.q4cdn.com/959853165/files/doc_financials/2019/q4/FINAL-Q4-19-Shareholder-Letter.pdf

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Regional Breakdown

(in millions)	Q4'20	Q1'21	Q2'21	Q3'21	Q4'21
UCAN Streaming:
Revenue	$2,980	$3,171	$3,235	$3,258	$3,309
Paid Memberships	73.94	74.38	73.95	74.02	75.22
Paid Net Additions	0.86	0.45	(0.43)	0.07	1.19
Average Revenue per Membership	$13.51	$14.25	$14.54	$14.68	$14.78
Y/Y % Growth	2%	9%	10%	10%	9%
F/X Neutral Y/Y % Growth	2%	9%	9%	9%	9%

EMEA:
Revenue	$2,137	$2,344	$2,400	$2,432	$2,523
Paid Memberships	66.70	68.51	68.70	70.50	74.04
Paid Net Additions	4.46	1.81	0.19	1.80	3.54
Average Revenue per Membership	$11.05	$11.56	$11.66	$11.65	$11.64
Y/Y % Growth	5%	11%	11%	7%	5%
F/X Neutral Y/Y % Growth	—%	4%	2%	3%	6%

LATAM:
Revenue	$789	$837	$861	$915	$964
Paid Memberships	37.54	37.89	38.66	38.99	39.96
Paid Net Additions	1.21	0.36	0.76	0.33	0.97
Average Revenue per Membership	$7.12	$7.39	$7.50	$7.86	$8.14
Y/Y % Growth	(13)%	(8)%	1%	8%	14%
F/X Neutral Y/Y % Growth	4%	5%	2%	8%	17%

APAC:
Revenue	$685	$762	$799	$834	$871
Paid Memberships	25.49	26.85	27.88	30.05	32.63
Paid Net Additions	1.99	1.36	1.02	2.18	2.58
Average Revenue per Membership	$9.32	$9.71	$9.74	$9.60	$9.26
Y/Y % Growth	3%	9%	9%	4%	(1)%
F/X Neutral Y/Y % Growth	—%	3%	1%	2%	2%

8

January 20, 2022 Earnings Interview, 3pm PT
Our video interview with Nidhi Gupta of Fidelity Management & Research, Co. will be on youtube/netflixir at 3pm PT today. Questions that investors would like to see asked should be sent to nidhi.gupta@fmr.com. Reed Hastings, co-CEO, Spence Neumann, CFO, Ted Sarandos, co-CEO & Chief Content Officer, Greg Peters, COO & Chief Product Officer and Spencer Wang, VP of IR/Corporate Development will all be on the video to answer Nidhi’s questions.

IR Contact:	PR Contact:
Spencer Wang	Jonathan Bing
VP, Finance/IR & Corporate Development	Director, Corporate Communications
408 809-5360	818 643-0146

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Use of Non-GAAP Measure
This shareholder letter and its attachments include reference to the non-GAAP financial measure of free cash flow. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities like stock repurchases. However, this non-GAAP financial measure should be considered in addition to, not as a substitute for or superior to, net income, operating income, diluted earnings per share and net cash provided by (used in) operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding the adoption of internet entertainment and impact on growth; the impact of foreign exchange and our ability to manage foreign exchange fluctuations; future content offerings; expansion of games offering; impact of price changes; stock repurchases; use of excess cash; debt repayment; evolution of our corporate governance structure; global streaming paid memberships, paid net additions, membership growth and retention; consolidated revenue, revenue growth, operating income, operating margin, net income, content amortization and earnings per share; and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively, including for consumer engagement with different modes of video entertainment; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; impact of the coronavirus pandemic; and timing of content releases. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on January 28, 2021. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

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Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Revenues	$7,709,318	$7,483,467	$6,644,442	$29,697,844	$24,996,056
Cost of revenues	5,239,575	4,206,589	4,165,160	17,332,683	15,276,319
Marketing	792,713	635,948	762,565	2,545,146	2,228,362
Technology and development	647,470	563,887	486,936	2,273,885	1,829,600
General and administrative	397,790	321,790	275,539	1,351,621	1,076,486
Operating income	631,770	1,755,253	954,242	6,194,509	4,585,289
Other income (expense):
Interest expense	(189,429)	(190,429)	(197,186)	(765,620)	(767,499)
Interest and other income (expense)	108,512	96,135	(250,639)	411,214	(618,441)
Income before income taxes	550,853	1,660,959	506,417	5,840,103	3,199,349
Benefit from (provision for) income taxes	56,576	(211,888)	35,739	(723,875)	(437,954)
Net income	$607,429	$1,449,071	$542,156	$5,116,228	$2,761,395
Earnings per share:
Basic	$1.37	$3.27	$1.23	$11.55	$6.26
Diluted	$1.33	$3.19	$1.19	$11.24	$6.08
Weighted-average shares of common stock outstanding:
Basic	443,462	442,778	442,220	443,155	440,922
Diluted	455,795	454,925	455,283	455,372	454,208

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Netflix, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	December 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,027,804	$8,205,550
Other current assets	2,042,021	1,556,030
Total current assets	8,069,825	9,761,580
Content assets, net	30,919,539	25,383,950
Property and equipment, net	1,323,453	960,183
Other non-current assets	4,271,846	3,174,646
Total assets	$44,584,663	$39,280,359
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$4,292,967	$4,429,536
Accounts payable	837,483	656,183
Accrued expenses and other liabilities	1,449,351	1,102,196
Deferred revenue	1,209,342	1,117,992
Short-term debt	699,823	499,878
Total current liabilities	8,488,966	7,805,785
Non-current content liabilities	3,094,213	2,618,084
Long-term debt	14,693,072	15,809,095
Other non-current liabilities	2,459,164	1,982,155
Total liabilities	28,735,415	28,215,119
Stockholders' equity:
Common stock	4,024,561	3,447,698
Treasury stock at cost	(824,190)	—
Accumulated other comprehensive income (loss)	(40,495)	44,398
Retained earnings	12,689,372	7,573,144
Total stockholders' equity	15,849,248	11,065,240
Total liabilities and stockholders' equity	$44,584,663	$39,280,359

Supplemental Information
Total streaming content obligations*	$23,161,360	$19,218,830

* Total streaming content obligations are comprised of content liabilities included in "Current content liabilities" and "Non-current content liabilities" on the Consolidated Balance Sheets and obligations that are not reflected on the Consolidated Balance Sheets as they did not yet meet the criteria for asset recognition.

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Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Cash flows from operating activities:
Net income	$607,429	$1,449,071	$542,156	$5,116,228	$2,761,395
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Additions to content assets	(5,654,639)	(4,666,237)	(3,320,341)	(17,702,202)	(11,779,284)
Change in content liabilities	840,392	(29,246)	(528,488)	232,898	(757,433)
Amortization of content assets	3,741,317	2,963,051	2,982,625	12,230,367	10,806,912
Depreciation and amortization of property, equipment and intangibles	63,984	70,253	31,943	208,412	115,710
Stock-based compensation expense	99,329	95,078	107,594	403,220	415,180
Foreign currency remeasurement loss (gain) on debt	(103,917)	(136,488)	257,983	(430,661)	533,278
Other non-cash items	93,806	102,211	73,526	376,777	293,126
Deferred income taxes	(62,279)	50,967	(159,584)	199,548	70,066
Changes in operating assets and liabilities:
Other current assets	(608)	(95,145)	(40,362)	(369,681)	(187,623)
Accounts payable	185,279	24,836	107,898	145,115	(41,605)
Accrued expenses and other liabilities	(95,903)	269,774	(176,585)	180,338	198,183
Deferred revenue	26,710	(4,732)	77,790	91,350	193,247
Other non-current assets and liabilities	(144,174)	(11,014)	(93,827)	(289,099)	(194,075)
Net cash provided by (used in) operating activities	(403,274)	82,379	(137,672)	392,610	2,427,077
Cash flows from investing activities:
Purchases of property and equipment	(165,979)	(167,327)	(148,356)	(524,585)	(497,923)
Change in other assets	—	(21,304)	1,957	(26,919)	(7,431)
Acquisitions	(788,349)	—	—	(788,349)	—
Net cash used in investing activities	(954,328)	(188,631)	(146,399)	(1,339,853)	(505,354)
Cash flows from financing activities:
Proceeds from issuance of debt	—	—	—	—	1,009,464
Debt issuance costs	—	—	—	—	(7,559)
Repayments of debt	—	—	—	(500,000)	—
Proceeds from issuance of common stock	88,149	18,445	33,987	174,414	235,406
Repurchases of common stock	—	(100,000)	—	(600,022)	—
Taxes paid related to net share settlement of equity awards	(224,168)	—	—	(224,168)	—
Net cash provided by (used in) financing activities	(136,019)	(81,555)	33,987	(1,149,776)	1,237,311
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(4,236)	(63,843)	66,674	(86,740)	36,050
Net increase (decrease) in cash, cash equivalents, and restricted cash	(1,497,857)	(251,650)	(183,410)	(2,183,759)	3,195,084
Cash, cash equivalents and restricted cash at beginning of period	7,552,968	7,804,618	8,422,280	8,238,870	5,043,786
Cash, cash equivalents and restricted cash at end of period	$6,055,111	$7,552,968	$8,238,870	$6,055,111	$8,238,870

	Three Months Ended			Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Non-GAAP free cash flow reconciliation:
Net cash provided by (used in) operating activities	$(403,274)	$82,379	$(137,672)	$392,610	$2,427,077
Purchases of property and equipment	(165,979)	(167,327)	(148,356)	(524,585)	(497,923)
Change in other assets	—	(21,304)	1,957	(26,919)	(7,431)
Non-GAAP free cash flow	$(569,253)	$(106,252)	$(284,071)	$(158,894)	$1,921,723

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